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                                                                    Exhibit 21.1


           SUBSIDIARIES OF THE SOURCE INFORMATION MANAGEMENT COMPANY

Subsidiary                                        Incorporated in:
-----------                                       ----------------

Source-Yeager Industries, Incorporated            Delaware
Source-U.S. Marketing Services, Incorporated      Delaware
Source-MYCO, Incorporated                         Delaware
Source-Chestnut Display Systems, Incorporated     Delaware
PC-Sub, Incorporated                              Missouri
K-Sub, Incorporated                               Missouri
L-Sub, Incorporated                               Missouri
Magazine Marketing, Incorporated                  Ohio
Readers Choice, Incorporated                      Ohio
Mike Kessler & Associates, Incorporated           New Jersey
The Source-Canada Corporation                     Ontario, Canada